AGREEMENT

     THIS AGREEMENT is entered into and effective this 21st day of August 2001 by and between Vital Living, Inc., a Nevada corporation ("VL") and Arizona Heart Institute, Inc., an Arizona corporation ("AHI").

                                  Recitals

     A. VL is in the business of among other things developing and distributing nutritional products. VL wishes to develop a proprietary line of nutritional products for use by heart and vascular patients superior to other products currently on the market (the "Products").

     B. AHI and AHI affiliates operate medical facilities for heart and vascular patients. AHI wishes to assist VL in developing the Products to support innovative nutritional regimes directed toward facilitating patient recovery and improving pre-operative and post-operative health of AHI patients. AHI also wishes to assist in distributing the Products through AHI and AHI affiliates medical facilities. The parties therefore agree to the following terms and conditions:

                            Terms and Conditions

     1. Product Development. VL and AHI will work together to develop the Products in accordance with specifications and guidelines mutually agreed to by the parties. Product development, including product formulation, will be directed by an advisory board consisting of outside supplement experts in the cardio-vascular field mutually agreed to by the parties and selected representatives of VL and AHI. VL will make final decisions as to product formulations subject to approval by AHI. The initial Product formulations will include (a) a general nutrition dietary supplement that will be mutually determined to be of better quality than current over-the-counter or store-bought brands and (b) a cardio product which will be subject to a clinical trial in accordance with Paragraph 5 below prior to general manufacture, marketing and distribution by VL. VL may begin general manufacture and marketing of the general nutrition dietary supplement upon completion and approval of product formulation. VL and AHI, with assistance from the advisory board, will complete Product formulation within ninety (90) days of the date of this Agreement. The parties may, upon mutual agreement, expand the Product line to focus outside the heart and cardio-vascular field. VL will own all Product formulations and any other intellectual property arising out of the development process, including any patents or copyrights. AHI agrees to assign any rights therein to VL and to execute any additional documents necessary to perfect VL's rights in the Product formulations or other intellectual property.

2. Product Manufacture. VL will be responsible for manufacturing the Products in accordance with the specified Product formulations. VL, or VL's subcontractor, will manufacture all Products in accordance with industry standards for similar products. VL will ensure that the Products meet all government standards or other regulations for such products, if any. VL will maintain a reasonable inventory of the Products for marketing and promotional purposes.

3.   Product Marketing. VL will develop the Product packaging with assistance from AHI as necessary. VL will have the Products available for distribution within sixty (60) days of completion of the Products'
formulation in accordance with Paragraph 1 above. Upon satisfactory completion of the research study as provided in Paragraph 5 below supporting the efficacy of the Products for the intended applications, VL may include an approved AHI logo or other endorsement by AHI on all Product packaging and in connection with marketing the Products and AHI hereby grants VL a license to use such logo or endorsement for such purposes. During the term of this Agreement, AHI will not endorse or promote any other line of nutritional
products.   VL will  own  all  trademarks  and other intellectual property related to the Products, packaging and marketing except for any AHI logo or trademark incorporated in the Product packaging. VL, with cooperation of AHI, will develop a marketing program focusing on education of medical personnel and patients regarding the Products. AHI, specifically Dr. Ted Diethrich and his staff, will develop a nutritional regime for AHI patients that incorporates the Products and will be supplemented by educational
programs.   Initial marketing  activities  will be directed to active  patients of AHI or AHI affiliates and AHI's existing database of applicable patients. AHI will also make available existing AHI marketing and educational forums, including but not limited to newsletters, patient mailings, on-line health assessment questionnaire and AHI's annual heart symposium, for the
purpose of  marketing the  Products.   AHI  will also prominently display  the
Products at AHI's facilities and the facilities of AHI's affiliates, display and distribute Product information literature, provide education and information to assist physicians and medical personnel in promoting the Products to patients, and participate in the production of educational video and audiotapes regarding the Products. As applicable, VL will expand its existing programs to include the Products. VL will be responsible for all costs related to preparation of marketing materials and all marketing activities related to the Products and set forth in this paragraph.

     4. Product Education. The parties acknowledge that the success of the nutritional program incorporating the Products is dependent on the efficacy of the Products and the education and compliance of the patients using them. AHI agrees that it, with assistance of Dr. Ted Diethrich and AHI support staff, will assist in developing and implementing a focused educational support program to familiarize the patients with the Products and the importance of daily nutritional supplementation. In addition, VL will be responsible for developing a national education and awareness program that may include talk radio, televisions, and national and local news media to teach the scientific benefits of the Products. Subject to Dr. Diethrich's approval and availability, VL may present opportunities for Dr. Diethrich to participate in such educational forums, including serving as a national spokesperson pioneering these nutritional supplementations in preoperative and postoperative environments.

     5. Product Testing. AHI, with participation by VL, will undertake a clinically driven research study of the cardio Product on the AHI patients or patients of AHI affiliate. VL and AHI will jointly develop the scope of the clinical study including the parameters and goals attempting to be achieved in the study. AHI will obtain appropriate releases from patients in the research program to allow VL access to such information. AHI and VL, or designated independent third parties, will compile research and testing results. Upon mutual agreement of the parties, such results may be publicly disclosed. Any direct costs related to data collection and the research efforts by mutually agreed third parties would be borne by VL.

     6. Payment Terms. In consideration for AHI's services in developing and marketing the Products and for its endorsement of the Products, AHI will receive a royalty of 12% of the Net Revenue received by VL for sales of the Products to AHI's or AHI affiliate's current patients or patients on AHI's, AHI affiliates' databases or databases developed through programs instituted by AHI or an AHI affiliate. Net Revenue shall be defined as the gross sales less (a) the actual product cost and (b) any marketing or sales expense directly related to the sales of the Products to AHI's or AHI affiliates' current patients or to patient on AHI's or AHI's affiliates' databases or databases developed through programs instituted by AHI or an AHI affiliate. In addition, AHI will receive 6% of the Net Revenue received by VL for sales of Products to unrelated heart institutes or hospitals that were introduced to VL by AHI. Any royalty paid to AHI on Products returned will be charged back to AHI. All royalty payments will be made quarterly on the tenth business day following the close of the calendar quarter. Each payment will include a report of the Product sales for the preceding quarter and a calculation of the royalty due to VL. AHI may audit VL's books and records relating to sales of the Products during regular business hours and upon reasonable notice.

     7.    Additional Consideration.  As additional consideration  for  AHI's services, VL will grant AHI, the option to purchase 1 million shares of common stock of VL at $.35 per share, of which (i) 600,000 shares will vest upon AHI specifically agreeing in writing to place the AHI logo and endorse the Vital Living product line as detailed in this agreement in Paragraph 3 above, (ii) an additional 200,000 shares will vest when gross aggregate sales of the Products to AHI or AHI affiliates equal or exceed $1 million, and
(iii) the remaining 200,000 shares will vest when gross aggregate sales of the Products to AHI or AHI affiliates equal or exceed $1.5 million. All vested shares will be exercisable but subject to a lock-up for trading for twelve months from the date on which such shares vest. All options granted to AHI will be governed by the option agreement attached hereto as Exhibit A. AHI may assign the rights under this paragraph 7 upon prior written notice to VL provided that such assignee becomes a party to this Agreement and agrees to be bound by the terms of this Agreement and VL consent to such assignment, which consent will not be unreasonably withheld. Assignment of the rights under this paragraph 7 does not relieve AHI from any obligations under this Agreement and AHI continues to be bound to all the terms herein unless agreed to in writing by VL.

     8. Term. The Agreement will continue for three years from the effective date of this Agreement and will automatically renew for additional one-year terms unless either party gives notice of its intent not to renew the agreement not less than sixty (60) days prior to the end of the then current term. Either party may terminate the Agreement upon thirty (30) days written notice of material breach and the breaching party's failure to cure the breach within such thirty-day period. Upon termination of this Agreement during the Product development phase, all work completed as of the date of termination will be provided to and owned by VL and neither party will have any continuing obligation to the other. If the agreement is terminated after distribution of the Products has begun, VL may have 180 days to distribute any Product inventory bearing the AHI logo or endorsement and will pay any royalty due to AHI under the terms of the Agreement on such inventory. Thereafter, no additional royalties will be due to AHI. AHI's sole right and exclusive remedy for breach of this Agreement by VL is to terminate this Agreement as provided herein and to recover any amounts paid to VL for the Products during the preceding three (3) months. IN NO

EVENT IS VL LIABLE TO AHI FOR AN DIRECT OR CONSEQUENTIAL DAMAGES INCURRED IN CONNECTIONS WITH OR ARISING OUT OF USE OR DISTRIBUTION OF THE PRODUCTS OR ANY BREACH OF THIS AGREEMENT BY VL, REGARDLESS OF THE FORM OF ACTION AND EVENT IF VL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS. VL's sole right and exclusive remedy for breach of the Agreement by AHI is to terminate this Agreement. IN NO EVENT IS AHI LIABLE TO VL FOR ANY DIRECT OR CONSEQUENTIAL DAMAGES INCURRED IN CONNECTION WITH OR ARISING OUT OF USE OR DISTRIBUTION OF THE PRODUCTS OR ANY BREACH OF THIS AGREEMENT BY AHI, REGARDLESS OF THE FORM OF ACTION AND
EVEN IF AHI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

     9. Liability. VL will maintain product liability insurance in such amounts agreed to by the parties.
AHI will be named as an additional insured under any policy related to manufacture and sale of the
Products. VL will further indemnify all AHI officers, directors, employees and contractors from any liability relating to third-party use of the Products. IN NO EVENT WILL VL BE LIABLE TO AHI

FOR ANY DIRECT OR CONSEQUENTIAL DAMAGES INCURRED IN CONNECTION

WITH OR ARISING OUT OF THE PRODUCTS OR ANY BREACH OF THIS

AGREEMENT BY VL, REGARDLESS OF THE FORM OF ACTION AND EVEN IF VL

HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS. .  AHI

will indemnify and hold VL, its authorized sublicenses, successors and assign, and its directors, officers, employees and agents, harmless for, from and against all claims, liabilities, damages, costs and expenses, including without limitation reasonable attorneys' fees, arising from or in connection with any breach or alleged breach by AHI of any agreement made by AHI hereunder, or arising from or in connection with AHI;s distribution of the Products pursuant hereto. VL will have the right of approval, not to be unreasonably withheld, of any attorneys or other counsel retained by AHI for the performance of AHI's obligations pursuant to this Paragraph 9. The terms and provisions of this Paragraph 9 will survive termination or expiration of this Agreement. VL will indemnify and hold AHI, its authorized sublicenses, successors and assigns, and its directors, officers, employees and agents, harmless for, from and against all claims, liabilities, damages, costs and expenses, including without limitation reasonable attorneys' fees, arising from or in connection with any breach or alleged breach by VL of any agreement made by VL hereunder. The terms and provisions of this Paragraph 9 will survive termination or expiration of this Agreement.

     10. Confidentiality. Need to add - In connection with this Agreement, the parties will develop, acquire, or be granted access to trade secrets and other information that is confidential and proprietary to the parties or to third parties. Such information includes but is not limited to patient lists and information, costs of manufacturing, product formulations, technical data, methods, processes, know-how, business and marketing strategies, operations, research and development, business opportunities, and financial data. The parties will not at any time during or after termination of this Agreement, directly or indirectly, divulge, use or permit the use of any confidential or proprietary information of the other, except as required in the course of this Agreement. Upon termination of this Agreement, the parties will immediately turn over to the other all confidential information materials belong to such part, including all copies thereof or notes relating thereto, in such party's possession or otherwise subject to its control. Notwithstanding the above, the following materials will not be deemed confidential:

           (i) Information which was in the public domain at the time of disclosure (provided, however, that collection or compilation of publicly available information will be considered proprietary if the disclosing party's collection or organization of the material would be difficult or time-consuming to replicate);

           (ii) Information which was published or otherwise became part of the public domain after disclosure to the receiving party through no fault of the receiving party (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); and

           (iii) Information, which was, received from a third party who did not acquire it, directly or indirectly, from the disclosing party under an obligation of confidence except where required by law.

The receiving party will have the burden of establishing the existence of these conditions by objective or verifiable evidence.

     11. Notice. Any notice or other communications required or that may be given pursuant to this Agreement will be in writing and will be delivered personally, or sent by facsimile or electronic mail with confirmation by recognized overnight carrier, to the address of the party as set forth below or to any other address requested by the respective parties after giving written notice to the other party.

     12. Governing Law. This Agreement will be governed by and construed in accord with the laws of the State of Arizona. All disputes will be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in Phoenix, Arizona, except that either party may apply to a court of competent jurisdiction solely for interlocutory injunctive relief to maintain the status quo pending the results of the arbitration. The prevailing party in any dispute will be entitled to recover its reasonable attorneys' fees and related costs and expenses incurred in connection therewith.

     13. Severability. If any court of competent jurisdiction rules any provision of this Agreement invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be affected or impaired in any way.

     14. Entire Agreement. This Agreement constitutes the entire, integrated agreement among the parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations, and understandings of the parties.

     15. Assignment. Except as specifically provided in paragraph 7 above, neither party will assign this Agreement or any of its rights or obligations hereunder without the prior consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder, with prior notice to the other party, to any person or entity that purchases all or substantially all of its assets, or that merges with or into such assigning party, or that is under common ownership or control of the assigning party, and that agrees in writing to be bound by the terms hereof.

Vital Living, Inc.,                Arizona Heart Institute, Inc.
a Nevada corporation               an Arizona corporation


By: /S/ Bradley D. Edson           By: /S/ Ted Diethrich
Printed Name: Bradley D. Edson     Printed  Name: Ted Diethrich
Its: C.E.O.                        Its: Founder

Address:                           Address:

2800 South Rural Road              2632 North 20th Street,
Tempe, Arizona   85282             Phoenix, Arizona   85006

                                                      EXHIBIT A

                           STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT ("Agreement") is entered into as of August 21, 2001, between Vital Living, Inc., a Delaware corporation ("VL"), and Arizona Heart Institute, Inc., an Arizona corporation ("AHI").

                                  RECITALS

     WHEREAS, VL and AHI have entered into an Agreement of even date herewith (the "Development Agreement") and unless otherwise defined herein, the terms defined in the Development Agreement shall have the same defined meanings in this Stock Option Agreement (the "Option Agreement"); and

      WHEREAS, as consideration for AHI's performance under the terms of the Development Agreement, VL has agreed to grant the AHI an option to purchase certain shares of its common stock.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VL hereby grants an Option to acquire certain shares of its common stock on the terms and conditions hereinafter set forth:

                            TERMS AND CONDITIONS

     1. Grant of Option. VL irrevocably grants to AHI the right and option (the "Option Right") to purchase all or any part of an aggregate of up to One Million (1,000,000) shares of common stock (the "Shares") on the terms and conditions set forth herein.

     2. Purchase Price. The purchase price of the Shares acquired pursuant to the exercise of an Option Right shall be thirty-five cents ($0.35) per Share. The purchase price shall be paid in the manner set forth in Section 8 hereof.

      3. Vesting. Subject to the terms of this Agreement, AHI's right to acquire Shares pursuant to the exercise of an Option Right as provided herein shall initially fully vest in the amount of 600,000 shares upon AHI's agreement in writing to place the AHI logo and endorse the VL products line in accordance with paragraph 7 of the Development Agreement. An additional 200,000 shares will vest when gross aggregate sales of the Products to AHI or an AHI affiliate equals or exceeds $1 million and the remaining 200,000 shares will vest when gross aggregate sales of the Products to AHI or an AHI affiliate equals or exceeds $1.5 million, as provided in paragraph 7 of the Development Agreement.

      4. Term of Option. The Option Right for vested shares shall expire two years from the date AHI becomes vested in the right to acquire the Shares to the extent any of the Shares are not acquired pursuant to the Option Right as of that date.

      5. Transferability. The Option Right may be transferred by AHI upon prior written notice to VL provided that the transferee becomes a party to this Option Agreement and the Development Agreement and agrees to be bound by the terms thereof and VL consents to such transfer, which consent will not be unreasonably withheld. Otherwise, the Option Right may not be sold, assigned, transferred, pledged, hypothecated, or disposed of in any manner, such not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted prohibited sale, assignment, transfer, pledge, hypothecation, or other disposition contrary to the provisions hereof, and the levy of execution, attachment, or similar process upon the Option Right, shall be null and void and without effect.

      6. Additional Agreements. AHI understands that the Common Shares subject to the Option Right have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are subject to substantial restrictions on transfer set forth in the Securities Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder. AHI acknowledges and agrees that VL is under no obligation to register the Shares. AHI represents and warrants, and shall be deemed to have affirmed such representations and warranties upon each exercise of an Option Right hereunder, that AHI is acquiring the Shares for his account for investment purposes and not with a view to the distribution of such shares within the meaning of the Securities Act. All certificates for Shares issued pursuant to the exercise of Option Rights granted hereunder shall bear a legend evidencing and restricted nature of the Shares. Without limiting the foregoing, upon each exercise of all or any portion of the Option Right, AHI agrees to execute and deliver to VL a subscription offer in form and substance reasonably accepted to VL.

      7. Lock-Up Period. AHI hereby agrees that, if so requested by VL or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of the offering of any securities of VL under the Securities Act, AHI shall not sell or otherwise transfer any Shares or other securities of VL during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by VL) (the "Market Standoff Period") following the effective date of a registration statement of VL filed under the Securities Act. Such restriction shall apply only to the first registration statement of VL to become effective under the Securities Act that includes securities to be sold on behalf of VL to the public in an underwritten public offering under the Securities Act. VL may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

     8.   Method of Exercising.

           (a) Notice of Exercise/Payment of Purchase Price. The Option Right may be exercised by written notice to the Board of Directors of VL, at VL's main office, or at such other address as VL, by notice to AHI, may designate from time to time. The notice from AHI shall state the election to exercise the Option Right and the number of Shares with respect to which the Option Right is being exercised, and shall be signed by the person or persons exercising the Option Right. Such notice shall be accompanied by payment or the full purchase price of such Shares, in cash or by cashier's or certified check, or other cash equivalent acceptable to VL, in an amount equal to the full Option Price of the Shares for which the Option Right is being exercised. The Option Right must be exercised in minimum blocks of 10,000 or more Shares. AHI shall be permitted to exercise his Option Right once per calendar year without incurring any expenses associated with the exercise of the option, except those expenses provided in Sections 2 of his Agreement. For any additional exercises of AHI's Option Rights during the same calendar year, AHI shall pay all reasonable costs incurred by VL in connection with fulfilling its obligations in accordance with this Agreement.

          (b) Stock Certificates. As soon as practicable after the exercise of an Option Right, and following VL's receipt of notice and payment of the exercise price and AHI's payment of all expenses to be borne by AHI, VL shall deliver a certificate or certificates representing any Shares acquired hereunder. All Shares that shall be purchased upon the exercise of an Option Right as provided herein shall be fully paid and nonassessable.

      9. Reservation of Shares. VL shall at all times during the term of the Option Right reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirement of this Agreement, shall pay all fees, expenses, and taxes necessarily incurred by VL in connection therewith, and shall use its good faith efforts to comply with all laws, rules, and regulations which, in the opinion of counsel for VL, shall be applicable thereto.

      10. Adjustment for Recapitalization. In the event of any stock dividend or stock split made by the Board of Directors of VL, to the number and kind of Shares and the price per Share subject to this Agreement, then any new or additional shares of Common Stock or different shares to which AHI may become entitled shall be subject to the terms, conditions and restrictions herein contained relating to the Shares, and such shares shall contain a legend indicating that they are subject to the restrictions set forth herein.

      11. Action Taken in Good Faith. No member of the Board of Directors, nor any officer or employee of VL acting on behalf of the Board, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Agreement.

     12. Rights as Shareholder. AHI shall not be reason of the Option Right have any rights of a shareholder of VL until AHI shall, from time to time, have duly exercised the Option Right, and upon each such exercise, AHI shall have, with respect to the number of Common Shares as to which the Option Right is then exercised, all rights of a shareholder of record from the date of such exercise, irrespective of whether certificates to evidence the Common Shares with respect to which the Option Right was exercised shall have been issued on such date.

     13.  Miscellaneous.

           (a) Waiver. The waiver of any provision of this Agreement will not be effective unless in writing and executed b the party against whom enforcement of the waiver is sought.

           (b)   Entire  Agreement.   This  Agreement  and  the  Development
Agreement constitute the entire integrated agreement among the parties pertaining to the subject matter hereof, and supercede all prior and contemporaneous agreements, representations, and understandings of the parties. This Agreement may not be amended except by written instrument executed by the parties.

           (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflict of laws principles.

           (d)  Severability.   If any provision of this Agreement is held to
be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall be severable and no affected thereby.

           (e) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

           (f) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereunder or any breach or default under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence to any such breach or default or of or in any similar breach or default occurring later; nor shall any waiver or any single breach or default be deemed a waiver of any other breach or default occurring before or after the waiver. Any waiver, permit, consent, or approval of any kind of any breach or default under this Agreement or of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically stated in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any part shall be cumulative.

           (g) Headings. The headings in this Agreement have been inserted for convenience only and shall not affect the meaning or interpretation of any provision in this Agreement.

           (h) Assignment. The rights and obligations of VL and AHI hereunder shall inure to the benefit of and shall be binding on their successors and assigns. This provision in no way modifies the transferability of this Agreement as set forth in Section 5.

      IN WITNESS WHEREOF, the undersigned have duly executed this Option Agreement effective as of the day and year first above written.



Vital Living, Inc.,           Arizona Heart Institute, Inc.,
a Delaware corporation        an Arizona corporation



By: /S/ Bradley D. Edson         By: /S/ Ted Diethrich

Printed Name: Bradley D. Edson   Printed Name: Ted DIethrich

Its: C.E.O.                      Its: Founder